CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS

Q2 2016 Overview

•	Revenues of $15.2 million compared to $18.7 million in Q2 2015

•	Gross profit of $5.6 million, or 36.8% of revenue, compared to $7.1 million, or 38.2% of revenue, in Q2 2015

•	Net loss was $2.6 million, or $0.11 per diluted share, compared to net loss of $1.4 million, or $0.06 per diluted share, in Q2 2015

•	At June 30, 2016 total cash and equivalents of $19.4 million, or $0.84 per diluted share

•	No long-term debt

WARRENVILLE, Ill., August 9, 2016 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the second quarter ("Q2") ended June 30, 2016.

Q2 2016 Results Overview
Consolidated revenues for Q2 2016 were $15.2 million as compared to $18.7 million in Q2 2015, reflecting slower business activity within our Air Pollution Control ("APC") technology segment, as well as lower revenues at FUEL CHEM®.
Operating loss for Q2 2016 was $2.3 million as compared to an operating loss of $2.2 million in Q2 2015. Net loss for Q2 2016 was $2.6 million, or $0.11 per diluted share, compared to net loss of $1.4 million, or $0.06 per diluted share, in the same period last year.
APC segment revenues in Q2 2016 declined by 9.5% to $10.0 million from $11.1 million in Q2 2015.

APC gross profit decreased to $2.9 million from $3.3 million in Q2 2016. Gross margin for Q2 2016 declined to 28.7% of segment revenues from 29.9% in Q2 2015, primarily due to declines in margins on certain projects in China and Italy.
FUEL CHEM segment revenues declined to $5.1 million during Q2 2016 from $7.6 million during Q2 2015. This segment will likely continue to be affected by a reduction in electricity demand from coal-fired combustion units and low natural gas prices, which leads to fuel switching, unscheduled outages, and combustion units operating at less than capacity. Further, the mild weather conditions in the U.S. during Q2 2016 resulted in soft demand. Despite lower revenues, gross margin during Q2 2016 rose to 52.5% from 50.3% in Q2 2015.
The Fuel Conversion segment generated an operating loss of $0.8 million in Q2 2016, reflecting the Company's continuing investment in developing this potential new business.
Capital projects backlog in the APC segment stood at $11.6 million at June 30, 2016 compared to $22.2 million at December 31, 2015, reflecting a slower pace of U.S. bookings in Q2 2016. During Q2 2016, Fuel Tech announced new project awards covering multiple geographies and solutions with an aggregate value of $4.8 million, as well as an exclusive agreement under which Fuel Tech has licensed its Selective Non-Catalytic Reduction (SNCR) technology to ISGEC Heavy Engineering Ltd. (ISGEC). Subsequent to the end of Q2 2016, the Company announced new project awards totaling $2.3 million, which included the first order generated under the contract with ISGEC. The Company believes that APC revenues in 2016 will approximate the same level as 2015.
Selling, general and administrative (SG&A) expenses for Q2 2016 declined 20% to $6.8 million, or 44.5% of revenues, from $8.4 million, or 45.0% of revenues, in Q2 2015, reflecting the favorable impact of previously announced cost cutting initiatives on employee-related costs, professional and consulting fees, and travel expenses. These reductions were offset by higher administrative costs associated with our foreign operations.
Fuel Tech's research and development expenses for Q2 2016 increased to $1.1 million from $1.0 million in Q2 2015, with increased spending primarily related to ongoing projects associated with the Fuel Conversion development initiative.
Year-to-Date Results Overview

Consolidated year-to-date revenues for the six months ended June 30, 2016 were $33.0 million as compared to $33.8 million in 2015, due primarily to the reasons cited above.
Operating loss for the six months ended June 30, 2016 was $4.9 million as compared to an operating loss of $4.7 million in 2015. Net loss was $5.3 million, or $0.23 per diluted share, compared to net loss of $3.0 million, or $0.13 per diluted share in the same period last year.

Year-to-date APC segment revenues increased to $23.0 million from $17.9 million in the comparable prior year period due to the timing of project bookings.
APC gross profit increased to $6.6 million, or 28.5% of segment revenues, in the six months ended June 30, 2016 from $5.9 million, or 32.6% of segment revenues in the same period last year.
FUEL CHEM generated revenues of $10.0 million during the six-month period ending June 30, 2016, down from revenues of $15.8 million in the same prior year period, primarily for the reasons cited above. The gross margins during 2016 and 2015 were 50.9% and 50.2%, respectively.
SG&A expenses for the six months ended June 30, 2016 and 2015 were $14.2 million and $16.6 million, respectively. On a total dollar basis, SG&A for the year-to-date period decreased by $2.4 million, or 14.2%, for the same reasons as Q2 2016.
Fuel Tech's research and development expenses for the year-to-date period increased to $2.3 million from the comparable prior year amount of $1.9 million. The increased spending levels are primarily related to ongoing projects associated with our Fuel Conversion business development initiative.
Vincent J. Arnone, President and Chief Executive Officer of Fuel Tech, commented, “We recognize that we must continue to evolve and refine Fuel Tech’s operating strategy in response to still-challenging end markets served by our APC and FUEL CHEM business segments. We are focusing on developing new technologies and relationships that allow us to grow in existing and adjacent markets, expand our solutions portfolio, diversify our revenue streams, and elevate our profile among potential customers.
“In that regard, we were very pleased to announce our exclusive licensing agreement with ISGEC, one of India’s leading engineering companies, as well the first order generated as a result of this partnership. Agreements like this are an ideal way to expand Fuel Tech’s global reach in a cost-effective manner. We are also pursuing potential in-licensing opportunities, where we can leverage Fuel Tech’s existing global sales channels to bring relevant and exciting products to market. We are pleased with the progress being made at our new Fuel Conversion business segment. As we advance through 2016, our attention is on commercial development and expansion. Product engineering and enhancement continue as part of a collaborative effort with potential end users. We are also evaluating various build-out strategies and potential manufacturing scenarios, including pursuing ways to accelerate market introduction while minimizing associated capital requirements. This process remains quite fluid, however we are encouraged by our progress to date.”
Mr. Arnone concluded, “We also continue to align our cost structure with the current market environment, and are on plan to realize annual corporate cost savings of approximately $5 million. Our financial position is strong. At June 30, 2016, we reported total cash and cash equivalents of $19.4 million, or $0.84 per diluted share, and no long-term debt.”

Conference Call
Management will host a conference call on Wednesday, August 10, 2016 at 9:00 AM ET to discuss the results.

Interested parties may participate in the call by dialing:
· (877) 423-9820 (Domestic) or
· (201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at
www.ftek.com. For those who cannot listen to the live broadcast, an online replay will be available at
www.ftek.com, or a phone replay will be available through August 17, 2016 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering the passcode 13642095.

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, and I-NOx Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.

Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of fly ash particles. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.

Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction(SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications. Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$12,426	$21,684
Restricted cash	7,020	—
Marketable securities	7	19
Accounts receivable, net of allowance for doubtful accounts of $1,894 and $1,772, respectively	22,429	23,060
Inventories	1,498	1,653
Prepaid expenses and other current assets	2,390	3,889
Prepaid income taxes	659	1,857
Deferred income taxes	—	239
Total current assets	46,429	52,401
Property and equipment, net of accumulated depreciation of $24,268 and $23,414, respectively	11,247	12,001
Goodwill	2,116	2,116
Other intangible assets, net of accumulated amortization of $8,313 and $7,452, respectively	6,381	7,144
Deferred income taxes	1,205	992
Restricted cash	—	—
Other assets	1,320	1,357
Total assets	$68,698	$76,011
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,267	$8,942
Accrued liabilities:
Employee compensation	1,556	1,645
Other accrued liabilities	4,487	5,949
Total current liabilities	13,310	16,536
Other liabilities	503	501
Total liabilities	13,813	17,037
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,800,924 and 23,419,008 shares issued, and 23,446,035, and 23,167,216 shares outstanding, respectively	238	234
Additional paid-in capital	136,429	135,394
Accumulated deficit	(79,398)	(74,132)
Accumulated other comprehensive loss	(1,246)	(1,556)
Nil coupon perpetual loan notes	76	76
Treasury stock, at cost	(1,214)	(1,042)
Total shareholders’ equity	54,885	58,974
Total liabilities and shareholders’ equity	$68,698	$76,011

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$15,175	$18,683	$32,997	$33,786
Costs and expenses:
Cost of sales	9,595	11,547	21,369	19,984
Selling, general and administrative	6,760	8,400	14,239	16,603
Research and development	1,122	982	2,280	1,854
	17,477	20,929	37,888	38,441
Operating (loss)	(2,302)	(2,246)	(4,891)	(4,655)
Interest expense	—	(3)	—	(30)
Interest income	6	7	16	14
Other expense	(221)	(65)	(484)	(161)
(Loss) before income taxes	(2,517)	(2,307)	(5,359)	(4,832)
Income tax (expense) benefit	(111)	936	94	1,807
Net (loss)	$(2,628)	$(1,371)	$(5,265)	$(3,025)
Net (loss) per common share:
Basic	$(0.11)	$(0.06)	$(0.23)	$(0.13)
Diluted	$(0.11)	$(0.06)	$(0.23)	$(0.13)
Weighted-average number of common shares outstanding:
Basic	23,381,000	23,140,000	23,283,000	23,034,000
Diluted	23,381,000	23,140,000	23,283,000	23,034,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (loss)	$(2,628)	$(1,371)	$(5,265)	$(3,025)
Other comprehensive income (loss):
Foreign currency translation adjustments	(111)	97	318	(64)
Unrealized (losses) from marketable securities, net of tax	(5)	—	(8)	—
Total other comprehensive income (loss)	(116)	97	310	(64)
Comprehensive (loss)	$(2,744)	$(1,274)	$(4,955)	$(3,089)

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net loss	$(5,265)	$(3,025)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	926	1,049
Amortization	861	1,075
Loss (Gain) on disposal of equipment	26	(26)
Provision for doubtful accounts	151	—
Deferred income taxes	(10)	(167)
Stock-based compensation	1,041	833
Changes in operating assets and liabilities:
Accounts receivable	173	2,378
Inventories	149	(279)
Prepaid expenses, other current assets and other non-current assets	2,861	183
Accounts payable	(1,630)	1,674
Accrued liabilities and other non-current liabilities	(1,482)	(5,002)
Net cash (used in) operating activities	(2,199)	(1,307)
Investing Activities
Purchases of property, equipment and patents	(302)	(383)
Proceeds from the sale of equipment	1	26
Net cash (used in) investing activities	(301)	(357)
Financing Activities
Proceeds on short-term borrowings	—	—
Change in restricted cash	(7,020)	—
Excess tax benefit from exercises of stock options	—	—
Treasury shares withheld	(172)	(252)
Net cash (used in) financing activities	(7,192)	(1,888)
Effect of exchange rate fluctuations on cash	434	(118)
Net decrease in cash and cash equivalents	(9,258)	(3,670)
Cash and cash equivalents at beginning of period	21,684	18,637
Cash and cash equivalents at end of period	$12,426	$14,967

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Information concerning Fuel Tech’s reporting segment net sales and gross margin are provided below:

Three months ended June 30, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$10,031	$5,144	$—	$—	$15,175
Cost of sales	(7,152)	(2,443)	—	—	(9,595)
Gross margin	2,879	2,701	—	—	5,580
Selling, general and administrative	—	—	—	(6,760)	(6,760)
Research and development	—	—	(827)	(295)	(1,122)
Operating income (loss)	$2,879	$2,701	$(827)	$(7,055)	$(2,302)

Three months ended June 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$11,087	$7,596	$—	$—	$18,683
Cost of sales	(7,769)	(3,778)	—	—	(11,547)
Gross margin	3,318	3,818	—	—	7,136
Selling, general and administrative	—	—	—	(8,400)	(8,400)
Research and development	—	—	(629)	(353)	(982)
Operating income (loss)	$3,318	$3,818	$(629)	$(8,753)	$(2,246)

Six months ended June 30, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$23,021	$9,976	$—	$—	$32,997
Cost of sales	(16,471)	(4,898)	—	—	(21,369)
Gross margin	6,550	5,078	—	—	11,628
Selling, general and administrative	—	—	—	(14,239)	(14,239)
Research and development	—	—	(1,514)	(766)	(2,280)
Operating income (loss)	$6,550	$5,078	$(1,514)	$(15,005)	$(4,891)

Six months ended June 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$17,944	$15,842	$—	$—	$33,786
Cost of sales	(12,090)	(7,894)	—	—	(19,984)
Gross margin	5,854	7,948	—	—	13,802
Selling, general and administrative	—	—	—	(16,603)	(16,603)
Research and development	—	—	(1,101)	(753)	(1,854)
Operating income (loss)	$5,854	$7,948	$(1,101)	$(17,356)	$(4,655)

Note: Fuel Tech is an integrated company that segregates its financial results into three reportable segments. The Air Pollution Control technology segment includes technologies to reduce NOx emissions in flue gas from boilers, incinerators, furnaces and other stationary combustion sources. The FUEL CHEM®technology segment, which uses chemical processes in combination with advanced CFD and CKM boiler modeling, for the control of slagging, fouling, corrosion, opacity and other sulfur trioxide-related issues in furnaces and boilers through the addition of chemicals into the furnace using TIFI®Targeted In-Furnace Injection™ technology. The Fuel Conversion segment represents CARBONITE® fuel conversion process and technology, which can convert coals of various grades into value-added products that are high in energy content, carbon-rich and less pollutive. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
United States	$12,255	$11,901	$26,685	$24,476
Foreign	2,920	6,782	6,312	9,310
	$15,175	$18,683	$32,997	$33,786

	June 30, 2016	December 31, 2015
Assets:
United States	$46,093	$47,437
Foreign	22,605	28,574
	$68,698	$76,011

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(2,628)	$(1,371)	$(5,265)	$(3,025)
Interest expense	—	3	—	30
Income tax (expense) benefit	111	(936)	(94)	(1,807)
Depreciation expense	440	529	926	1,049
Amortization expense	427	532	861	1,075
EBITDA	(1,650)	(1,243)	(3,572)	(2,678)
Stock compensation expense	580	561	1,041	833
ADJUSTED EBITDA	$(1,070)	$(682)	$(2,531)	$(1,845)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.